Exhibit 5.1

Opinion of Herbert Smith Freehills LLP

To: British American Tobacco p.l.c. Globe House 4 Temple Place London WC2R 2PG

Herbert Smith Freehills LLP

Exchange House

Primrose Street

London EC2A 2EG

T +44 (0)20 7374 8000

F +44 (0)20 7374 0888

DX28 London Chancery Lane

www.herbertsmithfreehills.com

Our ref

2447/30995018

Your ref

Date

9 June 2017

Dear Sir or Madam

British American Tobacco p.l.c.

1.	INTRODUCTION

1.1	We are acting as English legal advisers to British American Tobacco p.l.c., a public limited company organised under the laws of England and Wales (the “Company”), in connection with the merger of Flight Acquisition Corporation (an indirect, wholly owned subsidiary of the Company) with and into Reynolds American Inc. (“RAI”) (the “Proposed Acquisition”), and in connection with the registration statement on Form F-4 (File No. 333-217939) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

1.2	The Registration Statement is being made in relation to the proposed issuance by the Company of ordinary shares with a nominal value of £0.25 per share of the Company (the “New Shares”), in connection with the Proposed Acquisition, with such New Shares to be issued to RAI shareholders (other than the Company and its subsidiaries) in the form of American Depositary Shares of the Company.

1.3	We are solicitors qualified in England and Wales. We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion. No opinion is expressed as to matters of fact.

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined

	2.1.1	the Registration Statement;

	2.1.2	a copy of the Articles of Association of the Company adopted by the Company on 28 April 2010 (the “Articles of Association”);

Herbert Smith Freehills LLP and its subsidiaries and Herbert Smith Freehills, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills.

Herbert Smith Freehills LLP is a limited liability partnership registered in England and Wales with registered number OC310989. It is authorised and regulated by the Solicitors’ Regulation Authority of England and Wales. A list of the members and their professional qualifications is open to inspection at the registered office, Exchange House, Primrose Street, London EC2A 2EG. We use the word partner of Herbert Smith Freehills LLP to refer to a member of Herbert Smith Freehills LLP, or an employee or consultant with equivalent standing and qualifications.

	2.1.3	the proposed shareholder resolution to be voted on at the general meeting of the shareholders of the Company for the purpose of granting, inter alia, the board of directors of the Company the authority to issue and allot the New Shares (the “Proposed Shareholder Resolution”);

	2.1.4	the proposed resolution to be adopted at a meeting of the board of directors of the Company, or a duly appointed committee thereof, whereby it will be resolved to approve the allotment and issue of the New Shares (the “Draft Board Resolution” and together with the Proposed Shareholder Resolution the “Corporate Approvals”).

2.2	For the purposes of giving this opinion, we have made the following enquiries:

	2.2.1	on 9 June 2017, at 10.19 am we carried out a search of the Companies House Direct service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Register Searches”).

	2.2.2	on 9 June 2017, at 10.23 am we made a telephone search of the Company of the Central Registry of Winding–Up Petitions maintained by the Companies Court (the “Central Registry Searches”).

2.3	Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

	3.1.1	Authenticity: all documents (including copy documents) examined by us are authentic and complete and all signatures and seals thereon (if any) are genuine;

	3.1.2	Effective documents: all documents (including the constitutional documents) which we have reviewed are and remain up–to–date and effective;

	3.1.3	Nominal Value: on the date of the allotment and issue of the New Shares (the “Allotment Date”), the Company will comply with all applicable laws to allot and issue the New Shares and the Company will receive such consideration as is necessary to fully pay the nominal value of the New Shares and any applicable share premium;

	3.1.4	Solvency: the Company was solvent at the time of the transactions contemplated by the Corporate Approvals and did not become insolvent as a result of entering into the transactions contemplated by the Corporate Approvals and that the Company has not entered into any composition or arrangement with its creditors (or any class of them);

	3.1.5	Administration etc.: no step has been taken to wind–up, strike-off or dissolve the Company or to place the Company into administration and no receiver has been appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraphs 2.2.1 or 2.2.2 above;

	3.1.6	Overseas insolvency: no foreign main insolvency proceeding has been recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

	3.1.7	Resolutions: (i) the Draft Board Resolution and (ii) the Proposed Shareholder Resolution, will be validly passed at properly convened and conducted meetings of the board of directors of the Company, or a duly appointed committee thereof, and the shareholders of the Company, respectively, and, once passed, will remain in full force and effect;

	3.1.8	Filings: the public files, documentation and / or information available from the Registrar of Companies and the Central Registry of Winding–Up Petitions are complete, accurate and up–to–date;

	3.1.9	Non-UK filings: the articles of merger relating to the Proposed Acquisition will be filed with the Secretary of State of the State of North Carolina on the Allotment Date and the Proposed Acquisition will take effect as at the time of filing;

	3.1.10	Directors: the directors of the Company have acted (or will act) in good faith and have complied (or will comply) with their duties under all applicable laws in relation to the Corporate Approvals and the transactions contemplated thereby;

	3.1.11	No breach: the Company will not, by reason of the transactions contemplated by the Corporate Approvals, be in breach of any of their respective obligations under any agreement, licence, authorisation, consent or similar document;

	3.1.12	Misconduct etc.: the Company (and the individuals employed by or acting on behalf of the Company) are not, nor will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose which might render the transaction contemplated by the Corporate Approvals or any transaction contemplated thereby or any associated activity illegal, void or voidable;

	3.1.13	Pre–emptive rights: the directors as at the time of the Allotment Date will be duly authorised pursuant to the articles of association of the Company in force at the time of the Allotment Date, the Companies Act 2006 and any relevant authority given by the members of the Company in a general meeting to allot and issue the New Shares on a non pre-emptive basis; and

	3.1.14	Conditions: any conditionality on the authority to allot and issue the New Shares pursuant to the Corporate Approvals will be satisfied.

4.	OPINION

Based on the documents referred to in paragraph 2 and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the New Shares when issued by the Company, upon the Proposed Acquisition becoming effective and the Company’s receipt of the consideration for such New Shares, will have been validly issued, fully paid and not be subject to any call for the payment of further capital.

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2	Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete or up–to–date. In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London. Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.3	Company search: A search at Companies House may not reveal whether the New Shares or any of them are subject to a charge, encumbrance or other security interest because particulars of such security interests may not be filed at Companies House immediately, there may be a delay in the relevant registration appearing on the file of the Company concerned, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in Great Britain.

6.

Creditors: This opinion is subject to any limitations arising from (a) bankruptcy, insolvency and liquidation, (b) reorganisation and (c) laws of general application relating to or affecting the rights of creditors.

7.	CONSENT

7.1

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Herbert Smith Freehills LLP under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

7.2	This opinion is given by Herbert Smith Freehills LLP which assumes liability for and is solely responsible for it.

Yours faithfully,

/s/ Herbert Smith Freehills LLP

Herbert Smith Freehills LLP

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